Exhibit (a)(5)(c)

Southwire Company and Coleman Cable, Inc. Announce Expiration of HSR Waiting Period

(CARROLLTON, GEORGIA and WAUKEGAN, ILLINOIS January 15, 2014) – Southwire Company (“Southwire”) and Coleman Cable, Inc. (NASDAQ: CCIX) (“Coleman”) today announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) relating to the previously announced tender offer for all outstanding shares of common stock of Coleman by Southwire and Cubs Acquisition Corporation, a wholly-owned subsidiary of Southwire (“Purchaser”), at a price of $26.25 per share in cash, net to the seller in cash, without interest, less any applicable withholding taxes. Accordingly, the tender offer condition relating to the expiration of the applicable waiting period under the HSR Act has been satisfied.

The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, on February 3, 2014 (one minute after 11:59 P.M., New York City Time, on February 3, 2014), unless extended or earlier terminated in accordance with the terms of the merger agreement, dated as of December 20, 2013, among Southwire, Coleman and Purchaser. The completion of the tender offer remains subject to the satisfaction or waiver of other customary conditions as described in the tender offer statement on Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on January 6, 2014.

About Southwire Company

A leader in technology and innovation, Southwire Company is one of North America’s largest wire and cable producers. Southwire and its subsidiaries manufacture building wire and cable, metal-clad (MC) cable, cord products (including Tappan™ sound, security, and communication cables through Tappan Wire & Cable Inc.), utility cable products, industrial power cable, OEM wire products, SCR® copper and aluminum rod, and continuous casting technology. Southwire also supplies MAXIS® Contractor Equipment and Southwire™ Electrician’s Tools to the commercial, industrial, retail, electrical wholesale outlet and utility construction markets. To learn more about Southwire’s products, community involvement, and its vision for a sustainable Southwire, please visit Southwire on the web at www.southwire.com.

About Coleman Cable, Inc.

Coleman is a leading manufacturer and innovator of electrical and electronic wire and cable products for residential and commercial construction, industrial, OEM, and consumer applications, with operations in the United States, Honduras, and Canada. Coleman’s broad product offering enables it to provide its customers a single source for many of their wire and cable requirements. It manufactures the majority of its products in nine domestic production facilities and sells products to more than 8,000 active customers in a wide variety of end markets. It operates three segments: Distribution, OEM, and Engineered Solutions. For more information, visit www.colemancable.com.

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Forward Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Southwire and Coleman and members of their respective senior management teams. Forward-looking statements include, without limitation, statements regarding Southwire’s pending tender offer for shares of common stock of Coleman and the proposed subsequent merger of Purchaser with and into Coleman, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for the companies’ businesses, including, without limitation, the ability to achieve any particular result with respect to any businesses or products; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; the availability of financing to consummate the transaction; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the completion of the tender offer and merger; uncertainties as to how many of Coleman’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived; the effects of the transaction on relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of Southwire’s and Coleman’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in documents filed with the SEC by Coleman, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 filed by Coleman and the tender offer documents filed by Southwire. Southwire and Coleman assume no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All of the materials related to the offer (and all other offer documents filed with the SEC) are available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Coleman at www.colemancable.com.

Additional Information and Where to Find it

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Coleman. The solicitation and the offer to purchase shares of Coleman’s common stock described in this press release will be made only pursuant to the offer to purchase and related materials that Southwire has filed on Schedule TO with the SEC. In addition, Coleman has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC, and Southwire and Coleman may file other relevant materials in connection with the proposed acquisition of Coleman by Southwire. COLEMAN’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed with the SEC by the parties (when available), at the SEC’s web site at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Coleman at www.colemancable.com.

CONTACTS:

Southwire

Gary Leftwich

Southwire Company

770-832-4884

Abernathy MacGregor

Tom Johnson, Luke Barrett

212-371-5999

Coleman

Investor Contacts:

Philip Kranz, Dresner Corporate Services,

312-780-7240

pkranz@dresnerco.com

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer, Tim Lynch, Jed Repko

212-355-4449

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